FIRST AMENDMENT TO
THE NORWICH SAVINGS SOCIETY THRIFT PLAN

THIS AMENDMENT is executed this 29th day of October 1996, by THE NORWICH SAVINGS SOCIETY, for the purpose of amending certain terms and conditions of The Norwich Savings Society Thrift Plan (the "Plan"),

W I T N E S S E T H:
      WHEREAS, by action of its Board of Directors on January 12, 1981, The Norwich Savings Society (the "Bank") adopted the Plan effective as of January 1, 1981 for the benefit of its eligible Employees; and WHEREAS, the Plan was most recently amended and restated effective as of January 1, 1995; and
      WHEREAS, the Bank wishes to further amend the Plan in the particulars set forth below;
      NOW, THEREFORE, the Bank does hereby amend the Plan as follows:

      1. Section 3.06 is amended to read as follows:

      "3.06 (a) Each Participant may enter into a salary or wage reduction agreement with the Bank pursuant to which his compensation will be reduced by any whole percentage not less than two (2) nor more than ten (10), which amount the Bank will contribute to the Plan on behalf of the Participant. These contributions will be credited to the Participant Before Tax Contribution Account of the Participant.

      (b) A Participant may authorize contributions to be made to his Account by payroll deduction in any whole percentage of his Compensation between two (2) and six (6), provided that the sum of the Participant's contributions pursuant to subsections (a) and (b) may not exceed ten percent (10%) of his Compensation. These contributions will be credited to the Participant After Tax Contributions Account of the Participant. An Employee is not required to enter into a salary or wage reduction agreement with the Bank in order to make payroll deduction contributions in accordance with this paragraph (b)."

      2. Section 6.05 is amended to read as follows:

      "6.05 (a) Participants (including terminated Participants with Account balances under the Plan) may direct the Trustee as to the investment of their Account from among the investment options provided under the Plan. The investment options under the Plan are stock in Norwich Financial Corp. ("Stock"), up to ten (10) mutual funds selected by the Bank, and a money market fund. The Bank may add or delete investment fund options hereunder without the necessity for further amendment. Separate investment elections may be chosen for existing Account balances and future contributions, although a single investment election shall apply with respect to all existing Accounts of a Participant and a single investment election shall apply with respect to all future contributions of a Participant. Investment transfer elections and future contributions elections shall be made in increments of ten percent (10%). Changes in the investment elections for existing Account balances and for future contributions are permitted on a daily basis and may be made in accordance with such procedures as the Administrator shall prescribe.
      The Administrator shall provide Participants with information regarding various investment options. If a Participant does not direct the Trustee as to the investment of his Account, his Account shall be invested in the money market fund.


      (b) Any dividends on shares of Stock shall not be reinvested in Stock, but shall be credited to the Account of the Participant to whose Stock Account such dividends are allocated and shall be invested in the money market fund.


	   (c) The Stock Fund shall be a record of allocations of Company Stock to the Participant's Account under the Plan and shall show the Participant's allocated portion of the shares and fractional shares of Company Stock contributed to or purchased and paid for by the Plan. Earnings or losses on any mutual funds offered as a directed investment alternative and upon the money market fund shall be allocated based upon the number of the units purchased on behalf of Plan Participants pursuant to their investment directions. Any dividends or capital gains upon mutual fund units shall be utilized to purchase additional units of that mutual fund.

      (d) Any reallocation of investments shall be subject to any restrictions upon transfer imposed by the applicable investment fund."

      3.   The following new paragraph (c) is added to Section 11.08:

	 "(c) Notwithstanding any Plan provision to the contrary, for purposes of valuing a distribution hereunder, the value of a Participant's Account shall be its value on the date of distribution, rather than as of the end of the preceding calendar quarter.
      Furthermore, notwithstanding any Plan provision to the contrary, distributions may be made as soon as practicable following the occurrence of the event on account of which benefits become payable, and need not wait until the end of the applicable calendar quarter. Distributions shall continue to be subject, nevertheless, to such consent to distribution, waiting period, and other requirements imposed under the Plan and by law."

      4. As amended by the foregoing, the Plan remains in full force and effect.

      5.  This Amendment is effective as of January 1, 1997.

      IN WITNESS WHEREOF, the Bank  has  signed  this  Amendment.

 ATTEST:                                     THE NORWICH SAVINGS SOCIETY

 /s/ Daphne P. Cannata                       By:/s/ Michael J. Hartl
Corporate Secretary                          Its Executive Vice President and
					     Chief Financial Officer